Exhibit (b)
                Representation letter FOR AFFILIATES of a Company
                  whose Stock is used as collateral for Margin




      Montgomery Securities
      600 Montgomery Street
      San Francisco, CA 94111.

         Attn:    Margin Department

         Gentlemen:

                  Reference is made to the Customer Agreement I executed with you, pursuant to which you opened and maintain account number XXX-XXXXX for me, and which agreement governs the extension and maintenance of margin credit with respect to such account.

                  I am an affiliate (as defined in Rule 144 (a) (1) under the Securities Act of 1933 (the "Act") of Biotime, Inc. (the "Company"). I wish to obtain margin credit on not more than 90,000 shares of the common stock (the "Securities") of the Company. I understand that in order for you to extend margin credit to me which is collateralized by the Securities, you must be able to sell the Securities pursuant to Rule 144 of the Act ("Rule 14+"), which requires that certain conditions must be met. Accordingly, I hereby represent to you and covenant with you as follows:

         1. I acquired and fully paid for the Securities on January 18, 1991. The Securities are "restricted securities" within the meaning of Rule 144, and bear a legend describing restrictions on the transfer of the Securities.

         2. In the preceding three months, I, together with all persons who are considered the same "person" as me under Rule l44(a)(2) and all persons whose sales must be aggregated with mine pursuant to Rule 144(e)(3), have sold 0 shares of common stock of the Company.
              - --------------------------------------

         3. The Securities, together with all shares of capital stock of the Company held by persons whose sales would be aggregated with sales by me pursuant to Rule 1 4+(e)(3), constitute less -than the greater of (i) 1% of the shares of common stock of the Company currently outstanding or (ii) the average weekly reported volume of trading in the Common Stock of the Company on all national securities exchanges, through the Nasdaq Stock Market, Inc., and /or through the consolidated transaction reporting system. I agree that for the duration of the period for which my margin loan from Montgomery is collateralized, in whole or in part, by the Securities, I will not transfer any

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              shares of capital  stock of the Company to any person  whose sales would be aggregated with sales by me pursuant to Rule l44(e)(3).

              In addition, I have held 26,690 securities of the Company for a period of at least two years from the date hereof (the "Additional Securities"). I also p1edge the Additional Securities as collateral in order for you to extend margin credit to me. I understand that you may sell the Additional Securities without regard to the volume 'imitation under Rule 144 if you institute foreclosure proceedings against my account.

         4. I agree that for the duration of the period for which my margin loan from Montgomery Securities is collateralized, in whole or in part, by the Securities, I will not sell, and I will cause all persons who are considered the same "person" as me under Rule l44(a)(2) not to sell, any shares of common stock of the Company.

         5. I will not use any margin credit to purchase securities of any other company of which lam an affiliate (as defined in Rule 144(a)
              (1)).

         6. I have no outstanding borrowing collateralized by any shares of capital stock of the Company and I will not incur such borrowing from any other person for the duration of the period for which my margin loan from Montgomery Securities is collateralized, in whole or in part, by the Securities.

         7. I have delivered to you an executed Form 144, a Seller's Representation Letter under Rule 144 and such other documents as you have requested to enable you to sell the Securities under Rule 144 at any time you may consider it necessary for your protection. The information contained in these documents is true and correct. You may rely on the continued accuracy and completeness of such information unless and until I have informed you m writing of any changes to such information and have provided you with corrected versions of such documents I will not take any action or omit to take any action that would prevent you from selling the Securities at any time pursuant to Rule 144.

         8. I will notify you immediately of any occurrence which would render any of the foregoing representations inaccurate.

         9. I am familiar with the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder. I understand the possible consequences to me if you sell the Securities at a time when such sale would deem 'me to have received "short-swing" profits, which consequences could include the payment to the Company by me of all such profits.

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The Company, its transfer agent and their agents and representatives may rely on this letter. I will indemnify you and hold you harmless from and against any and all loss, damage, claim, liability and expense arising out of or resulting from the breach of any representation or covenant herein.

Very truly yours,
Paul Segall

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